Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of American BriVision (Holding) Corporation of our report dated March 15, 2021 relating to the consolidated financial statements of American BriVision (Holding) Corporation and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
April 7, 2021